COASTAL EQUITY MANAGEMENT, LLC

Code of Ethics

1

1.CODE OF ETHICS
1.1Policy
Business Conduct Standards
CEM’s Code of Ethics (“Code”) is based on the guiding principle that the interests of the client are our top priority. CEM’s officers, directors, advisors, and other employees have a fiduciary duty to our clients and must diligently perform that duty to maintain the complete trust and confidence of our clients. When the potential for conflict arises, it is our obligation to put client’s interests over the interests of either employees or CEM.
Background
CEM views our Code as a living document that exists to ensure that the interests of our clients are continually protected. We review the Code annually and update it to keep current with changes in the industry.
Objectives
The purpose of our Code is to ensure that when employees buy or sell Investments for their personal account, they do not create actual or potential conflict with our clients. We do not allow any employees to use non-public material information for their personal profit or to use internal research for their personal benefit in conflict with the benefit to our clients.
General Provisions
The Code applies to “access” persons. “Access” persons are persons who have access to nonpublic information regarding clients' purchase or sale of securities, are involved in making securities recommendations to clients, or who has access to such recommendations. In addition, it applies to those persons who have access to CEM’s Investment Policy Committee minutes and research. They would generally include advisors, their assistants, compliance personnel, owners and senior management.
New access persons are briefed on the Code and are given a copy when hired or appointed as an advisor agent. Before being appointed or within one week of their hire, they must indicate in writing that they have read the Code and agree to its provisions. After that, we require them to review the Code annually and acknowledge in writing by March 31 that their personal investing has complied with the requirements.
The following provisions apply to all access persons:
Personal transactions: The Code requires all access persons to report their personal securities transactions to CEM. This includes any activity in any account where the person has a monetary interest.
Reportable Investments: The Code applies to the securities such as, but not limited to, equities, bonds, closed end mutual funds, options, futures, and private placements. The SEC has exempted from reporting certain securities, including open-end mutual funds, certificates of deposit, money market funds, and direct obligations of the Government of the United States.
Brokerage accounts: CEM will obtain, often by instructing the brokerage firm to send duplicate statements and confirms to CEM Compliance. Access persons must also provide a list of brokerage accounts of spouses, minor children, and members of the households where the access person may have a direct or indirect beneficial interest.
Reporting requirements: All persons must provide CEM with a current list of their brokerage accounts initially without 10 days of hire, and annually thereafter. In addition, all persons must report their personal transactions, each quarter, to CEM. This is accomplished by the receipt of a Personal Trading Report, or similar, due within 30 days following the end of the calendar quarter.
Code of Ethics violations: All persons must report all violations of this Code promptly to the Chief Compliance Officer (“CCO”) or any other designated person.
General restrictions: The following restrictions also apply:

2

a.You may not participate in initial public offerings (IPO), hedge funds, investment clubs, or similar groups without prior written consent from the CCO.
b.You may not give or accept gifts of a value greater than $100.
c.You must get approval of CEM to serve on a board of directors.
d.You must get approval of CEM to participate in private placement transactions.
e.Borrowing and/or lending monies and/or securities to clients respectively.
f.BLACKOUT PERIOD – You may not purchase any shares issued by a registered investment company advised or sub-advised by CEM within 5 business days of the rebalancing of such RIC.

Pre-clearance of trades: CEM does not require pre-clearance of trades.
Compliance with Federal and State Security laws: All persons must comply with applicable Federal and State securities laws.
Code of Ethics violations: All persons must report any and all violations of this Code promptly to the CCO or any other designated person.
Monitoring and Enforcement
We take seriously our responsibility to oversee and enforce CEM’s Code. The CCO is mandated to supervise CEM’s compliance activities. Additionally, CEM educates employees through initial orientation and annual review sessions.
The CCO has primary responsibility for ensuring that employees are following all applicable provisions of the Code. The Officer also sees that the appropriate procedures and systems are in place to monitor compliance.
When there is reason to believe an employee has violated the Code, the CCO of CEM will conduct an in-depth review. The Officer will then decide the appropriate action to take.
Sanctions under the Code range in severity from a caution to warnings, fines, or dismissal.
The Firm will monitor the prohibition of Firm employees borrowing and/or lending monies and/or securities from or to client respectively.
1.2Procedures Insider Trading
Prevention of Insider Trading. For purposes of preventing insider trading, the CCO shall:
a.answer questions and inquiries regarding CEM’s policy;
b.review CEM’s policy on a regular basis and update to reflect regulatory and industry changes;
c.resolve issues as to whether information received by an officer, director, employee or advisory representative constitutes material and nonpublic information;
d.upon determination that an officer, director, employee, or advisory representative has possession of material nonpublic information:
i.implement measures, to prevent dissemination of such information; and,
ii.restrict officers, directors, employees and advisory representatives from trading on any affected securities;
e.hold meetings with all employees, at least annually, to review the policy.
Detection of Insider Trading. For purposes of detecting insider trading, the CCO, or designee shall, on a quarterly basis:
a.review the trading activity reports filed by each officer, director, employee and advisory representative;
b.submit his or her trading records and other relevant information to another senior manager for review;
c.review the trading activity of accounts managed by CEM;
d.if applicable, review trading activity involving CEM’s own account; and

3

e.coordinate the review of such reports with other appropriate officers, directors, employees and advisory representatives of CEM.
Personal Securities Records
The personal trading and investment activities of employees/independent contractors of investment advisory firms are the subject of various state securities laws, rules and regulations. Underlying these requirements is the fiduciary capacity in which an IAR acts for clients. A fiduciary has a duty of loyalty to clients, which requires that CEM act in the best interest of the client and always place the client’s interests first.
When investment advisory personnel invest for their own accounts, conflicts of interest may arise between the clients’ and the employee’s interests. The conflicts may include taking an investment opportunity from the client for an employee’s own portfolio, using an employee’s advisory position to take advantage of available investments, or front-running, which may be an employee trading before making client transactions, thereby taking advantage of information or using client portfolio assets to have an effect on the market which is used to the employee’s benefit.
The rules require the reporting of all securities holdings, including listed and unlisted securities, private transactions (which include private placements, nonpublic stock or warrants) and securities that are not custodial (held in certificate form) in these personal reports.
The following types of securities held by CEM or its employees/contractors and associated persons (covered persons) are not required to be reported to and maintained by the firm in its records for personal transactions in:
a.direct obligations of the United States Government;
b.open-end investment company shares, whether affiliated or non-affiliated;
c.interests in variable insurance products;
d.affiliated money market mutual funds;
e.money market instruments, such as, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments.
In addition, a system for review of personal securities holdings for all officers, directors, employees with access to nonpublic information, and their immediate family’s needs to be implemented and maintained to determine if employees are holding securities that may influence the market.
Initial and Annual Holdings Reports
Initial holdings reports must be filed within 10 days of an individual becoming an “access person”. An “access person” is an advisory person of CEM who has “access” to non-public information regarding advisory client transactions in securities or non-public information regarding securities recommendations. The information on holdings reports must be current within 45 days. CEM will maintain written documentation of the individual’s personal securities holdings. Annual holdings reports must be filed on an annual basis. The records must be for the personal holdings of CEM, its officers, employees, spouses, minor children, and members of the households of those aforementioned persons, who may have a direct or indirect beneficial interest. This report is attached to this manual. The documentation will include:
a.Account number;
b.Security name and ticker/CUSIP;
c.Number of shares;
d.Amount of the security held; and
e.Name of the broker-dealer or bank of where the security is held.
Quarterly Personal Transactions Reports
Within 30 days of the calendar quarter end, CEM will obtain documentation of the personal securities transactions of CEM, its officers, directors and employees, the spouses, minor children, and members of the households of those officers, directors and employees, as well as any securities transactions in

4

which an officer, director or employee may have a direct or indirect beneficial interest1. This report is attached to this manual. The documentation will include:
a.Title and amount of the security involved;
b.Date of the transaction;
c.Nature of the transaction (purchase or sale);
d.Price at which the trade was effected; and
e.Name of the broker-dealer or bank that executed the transaction.
The CCO shall quarterly review the records of personal securities transactions and other trading records maintained by CEM for purposes of detecting and preventing abusive sales practices such as “scalping” or “front running” and to highlight potentially abusive brokerage arrangements.
In addition, all CEM personnel shall sign the acknowledgment form annually, agreeing to comply with CEM’s policies and procedures, and to disclose any outside business/other activities, non-custodial securities holdings, and the personal securities accounts for any member of their immediate household and current “beneficial ownership” accounts.

5